Exhibit 10.4

This Agreement (the ‘Agreement’) is entered into this 28th day of December 2004 by and between:

(1)	INTERNATIONAL CONTAINER SHIPS K/S, Norway, as owners (‘Owners’); and

(2)	MAGNUS CARRIERS CORPORATION, Greece, or nominee as buyers (‘Buyers’).

WHEREAS:

(A)	On 21st December 2004, Owners took delivery of the Cyprus flagged vessels ‘CMA CGM Makassar’ and ‘CMA CGM Seine’ (‘the Vessels’) from its previous owners (‘Sellers’)

(B)	Sellers were companies affiliated to the Buyers;

(C)	Buyers are the technical managers of the Vessels;

(D)	An affiliate of Buyers, to be organized in Bermuda and to be named Aries Maritime Transport Ltd. (together with its subsidiaries ‘Aries’), is currently planning to conduct an initial public offering (the ‘IPO’) in the United States and to list on a United States securities market or stock exchange.

(E)	The Buyers agree that if the IPO has gross proceeds of at least USD140 million and closes no later that the 21st of June 2005 (a “Successful IPO”), then Aries wishes to purchase the Vessels.

(F)	To accommodate Buyers, Owners have decided to grant Buyers and Aries an option to purchase the Vessels during a period of 2 to 6 months after the Vessels were delivered from Sellers to Owners, on the condition that Owners on such sale receive a certain minimum return on their investment in the Vessels;

NOW THEREFORE, in consideration of the mutual promises and other valuable consideration set out below and payment to the Owners by the Buyers of the sum of US$1 (receipt of which is hereby acknowledged by the Owners) the parties have agreed as follows:

1.	Owners hereby grant to Buyers and Aries (together, ‘Optionees’), and Optionees accept, an option (or obligation as the case may be) to purchase en bloc the Vessels from the Owners on the times and at the prices and terms and conditions of this Agreement.

2.	If Optionees wish to exercise their option to purchase the Vessels, they shall have an obligation to purchase both Vessels, and not only one.

3.	If a Successful IPO takes place, then Optionees shall have an obligation to purchase en bloc the Vessels from the Owners on the times and at the prices and terms and conditions of this Agreement (save that if the IPO-notice (as hereinafter defined) is received later than the 7th of June 2005, then the delivery of the Vessels may be postponed until the date falling 14 days after the IPO notice is received by Owners).

4.	Optionees shall have the option (or obligation as the case may be) to purchase the Vessels for delivery at any time between the 21st of February 2005 and 21st of June 2005 (or such other date as follows from this Option Agreement), by giving Owners minimum 14 days notice and the en bloc price for the Vessels shall be determined by the time of delivery. Basis delivery on the 21st of February 2005, the en bloc price is USD 72,360,000 and for every day later delivery thereafter until the 21st of June 2005, the en bloc price shall be reduced by USD 12,900 (USD 6,450 per Vessel). The Vessels may be delivered separately, in which case the prices will be calculated on a pro rata basis in accordance with this formula.

The purchase price shall be paid in full, free of bank charges on the relevant Delivery Date and the relevant Optionee shall take delivery on a strictly as is, where is basis, and on such further terms of the Norwegian Saleform as annexed hereto in respect of each of the Vessels.

5.	If Optionees decide to exercise their option (or purchase the Vessels pursuant to Aries’ obligation in the event of a Successful IPO (as the case may be) they shall notify Owners in writing thereof (the ‘Purchase Notice’), such Purchase Notice to be irrevocable and unconditional, no later than 14 days prior to the relevant Delivery Date.

6.	Optionees shall keep Owners informed of the IPO, and Aries shall notify Owners of the result of the IPO no later than 10 days after the IPO has been closed (the ‘IPO-notice’).

7.	This Agreement shall be governed by and construed in accordance with English law. Any dispute arising out of this Agreement shall be solved amicably between the parties. If such amicable solution cannot be reached within 14 Banking days after the dispute arose, the dispute shall be referred to arbitration in London in accordance with the Arbitration Act of 1996 or any statutory modification or re-enactment thereof for the time being in force, arbitration tribunal shall consist of three arbitrators. The parties shall appoint one arbitrator each within 14 days of the dispute being referred to arbitration. These two arbitrators shall jointly appoint a third arbitrator, who shall be the chairman of the arbitration tribunal. The chairman shall be a QC familiar with maritime matters, the other two arbitrators shall be members of the LMAA.

Signed on the date first above written

/s/ Oystein Eskeland	/s/ Gabriel Petridis
International Container Ships KS	For and behalf of Magnus Carriers